Exhibit 99.2

REPORT OF INDEPENDENT AUDITORS

The Shareholders of Susser Holdings Corporation
We have audited the accompanying consolidated financial statements of Susser Holdings Corporation (the Company) which comprise the consolidated balance sheets as of December 31, 2014 and December 29, 2013, and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for the periods from September 1, 2014 through December 31, 2014 and December 30, 2013 through August 31, 2014, and the years ended December 29, 2013 and December 30, 2012 (not presented separately herein).
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Susser Holdings Corporation at December 31, 2014 and December 29, 2013, and the consolidated results of its operations and its cash flows for the periods from September 1, 2014 through December 31, 2014 and December 30, 2013 through August 31, 2014, and the years ended December 29, 2013 and December 30, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Houston, Texas
February 28, 2015